Exhibit 99.1

Camping World Holdings, Inc. Reports Third Quarter 2019 Results

LINCOLNSHIRE, IL.--(BUSINESS WIRE)--November 7, 2019--Camping World Holdings, Inc. (NYSE: CWH) (“Camping World,” “CWH,” “Company,” “we,” “us” or “our”) today reported results for the third quarter ended September 30, 2019.

Third quarter highlights and year-over-year comparisons:

  Revenue increased 6.0% to $1.39 billion;
  Gross profit decreased 9.3% to $338.5 million;
  Loss from operations, net loss and diluted loss per share of Class A common stock were $32.3 million, $65.3 million, and $0.82, respectively, and included long-lived asset impairment and restructuring costs of $76.0 million related to the Company’s previously disclosed 2019 strategic shift away from locations that do not sell and/or service recreational vehicles (“RVs”);
  Adjusted EBITDA(1) decreased 37.5% to $60.6 million, and was negatively impacted by discounting at retail locations earmarked for closure;
  The number of Active Customers(2) increased 17.3 % to 5.24 million and the number of Good Sam Club memberships increased 7.7% to approximately 2.17 million.
________________
(1)

Adjusted EBITDA is a non-GAAP measure. For a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure, see the “Non-GAAP Financial Measures” section later in this press release.

(2)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

Third Quarter 2019 Results

Good Sam Services and Plans Segment

  Segment revenue(3) increased 2.2% to $42.2 million;
  Segment gross profit(3) increased 0.2% to $22.8 million and segment gross margin(3) decreased 108 basis points to 54.1%; and
  Segment income(4) decreased 2.4% to $18.2 million.

RV and Outdoor Retail Segment

  Segment revenue(3) increased 6.1% to $1.35 billion;
    Same store revenue decreased 5.0% to $1.04 billion
  Segment gross profit(3) decreased 9.9% to $315.6 million and segment gross margin(3) decreased 416 basis points to 23.5%;
  Segment loss was $42.8 million compared to segment income of $68.9 million in the third quarter last year and included $77.7 million of impairment and restructuring costs;
  Vehicle units sold increased 1.3% to 28,653 units;
    New vehicle units sold decreased 4.7% to 18,592 units
    Used vehicle units sold increased 14.6% to 10,061 units
  Average selling price per vehicle unit sold increased 2.3% to $32,383;
    New vehicles increased 2.4% to $36,613 per unit
    Used vehicles increased 9.0% to $24,565 per unit
  Same store vehicle units sold decreased 8.0% to 24,285 units;
    New vehicle same store units sold decreased 14.7% to 15,553 units
    Used vehicle same store units sold increased 6.9% to 8,732 units
  Gross profit per vehicle sold including finance and insurance increased 2.5% to $8,679;
  Finance and insurance revenue as a percentage of total vehicle revenue increased 47 basis points to 12.3%;
  New vehicle inventory per dealership location decreased 20.9% to $5.7 million from December 31, 2018;
  Products, service and other revenue increased 13.5% to $290.8 million and gross profit decreased 44.1% to $57.6 million;
    Same store products, service and other revenue decreased 7.3% to $140.9 million
  Good Sam Club revenue increased 17.7% to $12.6 million and gross profit increased 20.8% to $9.4 million; and
    Good Sam Club memberships increased 7.7% to approximately 2.17 million
  At September 30, 2019, the Company operated a total of 209 RV and Outdoor Retail locations, with 153 of these selling and/or servicing RVs.
______________
(3)	Revenue, gross profit and gross margin are after elimination of inter-segment revenues.
(4)	Segment income (loss) is defined as income (loss) from operations before depreciation and amortization plus floor plan interest.

Select Balance Sheet and Cash Flow Items

The Company's working capital and cash and cash equivalents as of September 30, 2019 were $470.8 million and $130.2 million, respectively. Total inventories decreased 11.5% to $1.38 billion as compared to December 31, 2018, driven by a 14.1% decrease in new RV inventory and 17.6% decrease in products, parts, accessories and miscellaneous inventory, partially offset by a 31.2% increase in used RV inventory. At September 30, 2019, the Company had $1.15 billion of term loans outstanding under the Senior Secured Credit Facility, $20.0 million outstanding under the Real Estate Facility, $693.9 million of floor plan notes payable under the Floor Plan Facility and $46.3 million of revolving lines of credit borrowings.

As of September 30, 2019 and December 31, 2018, our subsidiary, FreedomRoads, LLC maintained floor plan financing through the Seventh Amended and Restated Credit Agreement (“Floor Plan Facility”). On October 8, 2019, FR entered into a Second Amendment to the Seventh Amended and Restated Credit Agreement (the “Amendment”). The Amendment reduces the total commitment under the Floor Plan Facility to $1.380 billion and extends the maturity date of the Floor Plan Facility from December 12, 2020 to March 15, 2023, among other immaterial changes.

Restructuring and Long-lived Asset Impairment

Restructuring

On September 3, 2019, the Board of Directors of CWH approved a plan to strategically shift its business away from locations where the Company does not have the ability or where it is not feasible to sell and/or service RVs (the “2019 Strategic Shift”). As of September 3, 2019, the Company operated 37 locations that do not sell and/or service RVs but sell an assortment of outdoor lifestyle products (the “Outdoor Lifestyle Locations”), and an additional five Outdoor Lifestyle Locations that were previously closed or had not opened as of that date. In addition, the Company operated seven specialty retail locations operated by TheHouse.com, an indirect wholly-owned subsidiary of the Company.

Of the Outdoor Lifestyle Locations operating at September 3, 2019, the Company closed three locations during September 2019 and currently expects to either sell, divest, repurpose, relocate or close 28 of the remaining Outdoor Lifestyle Locations, at which sales and/or service of RVs cannot be performed, and two of the seven specialty retail locations operated by TheHouse.com. The Company was able to, or is in the process of, acquiring and/or obtaining the developmental consents, approvals and permits necessary for the sale and/or service of RVs at six of the Outdoor Lifestyle Locations. As part of the 2019 Strategic Shift, the Company has evaluated the impact on the Company’s supporting infrastructure and operations, which included rationalizing inventory levels and composition, closing one of its distribution centers, and realigning other resources. The Company expects the majority of the store closures and/or divestitures related to the 2019 Strategic Shift to be completed by January 31, 2020. The Company will have a reduction of headcount and labor costs for those locations that are sold, divested or closed and the Company expects to incur material charges associated with the activities contemplated under the 2019 Strategic Shift. In connection with the 2019 Strategic Shift, the Company expects to incur costs relating to one-time employee termination benefits of $1.0 million, contract termination costs of between $10.0 million and $15.0 million, incremental inventory reserve charges of $27.3 million, and other associated costs of between $4.0 million and $6.0 million. The following table details the costs incurred associated with the 2019 Strategic Shift (in thousands):

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Restructuring costs:
One-time termination benefits(1)	$182	$182
Incremental inventory reserve charges(2)	27,306	27,306
Other associated costs(3)	236	236
Total restructuring costs	$27,724	$27,724
(1)	These costs were included in selling, general, and administrative expenses in the condensed consolidated statements of operations.
(2)	These costs were included in costs applicable to revenue - products, services and other in the condensed consolidated statements of operations.
(3)

For the three and nine months ended September 30, 2019, costs of approximately $170,000 were included in costs applicable to revenue - products, services and other, and $66,000 were included in selling, general, and administrative expenses in the condensed consolidated statements of operations.

Long-lived Asset Impairment

During the three months ended September 30, 2019, the Company had indicators of impairment of the long-lived assets for certain of its locations, primarily those locations discussed above related to the 2019 Strategic Shift. After performing the long-lived asset impairment test for these locations, the Company determined that 38 locations had long-lived assets that were impaired. Of these 38 locations with long-lived assets that were impaired, two locations were unrelated to the 2019 Strategic Shift, 26 locations were Outdoor Lifestyle Locations that were operating at September 30, 2019, seven locations were Outdoor Lifestyle Locations that were not open as of September 30, 2019, and three locations were specialty retail locations operated by TheHouse.com. The calculated long-lived asset impairment charge was allocated to each of the categories of long-lived assets at each location pro rata based on the long-lived assets’ carrying values, except that individual assets cannot be impaired below their individual fair values when that fair value can be determined without undue cost and effort. For most of these locations, the operating lease right-of-use assets and furniture and fixtures were written down to their individual fair values and the remaining impairment charge was allocated to the remaining long-lived assets up to the fair value estimated on these assets based on liquidation value estimates.

During the three months ended September 30, 2019, the Company recorded long-lived asset impairment charges relating to leasehold improvements, furniture and equipment, and operating lease right-of-use assets of $16.9 million, $23.7 million, and $9.4 million, respectively. Of the $50.0 million long-lived asset impairment charge during the three months ended September 30, 2019, $48.3 million related to the 2019 Strategic Shift discussed above.

Revisions for Correction of Immaterial Errors

In connection with the preparation of the financial statements for the year ended December 31, 2018, the Company identified errors in its Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2018 that related primarily to i) the cancellation reserve for certain of its finance and insurance offerings within the former Dealership segment in other current liabilities and other long-term liabilities, ii) the calculation of the Tax Receivable Agreement liability that arose from transactions in 2017, iii) the classification in the condensed consolidated statement of cash flows of non-cash capital expenditures included in accounts payable and non-cash leasehold improvements paid by lessor in other, net, and iv) the adoption of Accounting Standards Codification (“ASC”) No. 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018. The Company corrected the errors in the accompanying Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2018. The Company believes the correction of the errors is immaterial to the previously issued Condensed Consolidated Financial Statements.

The following table presents the effect of the error corrections on the condensed consolidated statement of operations for the period indicated:

	Three Months Ended September 30, 2018
($ in thousands except per share amounts)	As Reported	Adjustment	As Corrected
	(unaudited)	(unaudited)	(unaudited)
Revenue - Finance and insurance, net	$109,459	$(3,241)	$106,218
Total revenue	1,312,727	(3,241)	1,309,486
Costs applicable to revenue - Good Sam services and plans(1)	18,586	(57)	18,529
Costs applicable to revenue - Good Sam Club	2,913	57	2,970
Income from operations	83,903	(3,241)	80,662
Other income (expense)	—	2	2
Income before income taxes	59,294	(3,239)	56,055
Income tax expense	(11,385)	1,485	(9,900)
Net income	47,909	(1,754)	46,155
Net income attributable to non-controlling interests	(33,893)	1,861	(32,032)
Net income attributable to Camping World Holdings, Inc.	14,016	107	14,123
Earnings per share of Class A common stock:
Basic	$0.38	$—	$0.38
Diluted	$0.38	$—	$0.38

	Nine Months Ended September 30, 2018
($ in thousands except per share amounts)	As Reported	Adjustment	As Corrected
	(unaudited)	(unaudited)	(unaudited)
Revenue - Finance and insurance, net	$325,368	$(9,845)	$315,523
Total revenue	3,819,469	(9,845)	3,809,624
Income from operations	253,882	(9,844)	244,038
Income before income taxes	177,706	(9,844)	167,862
Income tax expense	(30,706)	(321)	(31,027)
Net income	147,000	(10,165)	136,835
Net income attributable to non-controlling interests	(101,772)	5,663	(96,109)
Net income attributable to Camping World Holdings, Inc.	45,228	(4,502)	40,726
Earnings per share of Class A common stock:
Basic	$1.22	$(0.12)	$1.10
Diluted	$1.20	$(0.10)	$1.10
(1)

Amounts were combined and previously reported as costs applicable to revenue - consumer services and plans prior to reclassifications made for changes in segment reporting as disclosed in Note 18 – Segments Information to the financial statements contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2019.

The following table presents the effect of the error corrections on the condensed consolidated statement of cash flows for the period indicated:

	Nine Months Ended June 30, 2018
($ in thousands except per share amounts)	As Reported	Adjustment	As Corrected
	(unaudited)	(unaudited)	(unaudited)
Net income	$147,000	$(10,165)	$136,835
Deferred income taxes	7,300	321	7,621
Receivables and contracts in transit	(56,321)	203	(56,118)
Inventories	(37,364)	(5,266)	(42,630)
Prepaid expenses and other assets	230	5,266	5,496
Accounts payable and other accrued expenses	122,483	1,959	124,442
Deferred revenue and gains	17,288	2,040	19,328
Other	4,383	8,657	13,040
Net cash provided by operating activities	251,058	3,015	254,073
Purchases of property and equipment	(105,408)	(3,014)	(108,422)
Net cash used in investing activities	(286,784)	(3,014)	(289,798)

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s third quarter 2019 financial results is scheduled for today, November 7, 2019, at 3:30 p.m. Central Time. Investors and analysts can participate on the conference call by dialing 866-548-4713 or (323) 794-2093 and using conference ID # 6117163. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results, for the periods presented, of the Company and its subsidiaries, that are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. Despite its position as sole managing member of CWGS, LLC, the Company has a minority economic interest in CWGS, LLC. As of September 30, 2019, the Company owned 42.0% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results of the third quarter ended September 30, 2019 to our financial results from the third quarter ended September 30, 2018.

About Camping World Holdings, Inc.

Camping World Holdings, headquartered in Lincolnshire, Illinois, is the leading outdoor and camping retailer, offering an extensive assortment of RVs, RV and camping gear, RV maintenance and repair, other outdoor and active sports products, and the industry’s broadest and deepest range of services, protection plans, products and resources. Since the Company's founding in 1966, Camping World has grown to become one of the most well-known destinations for everything RV, with more than 200 locations in 36 states and a comprehensive e-commerce platform.

For more information, please visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about our business plans and goals, including the ability of our model to deliver long-term growth and sustainability through industry cycles, and our beliefs regarding our competitive position. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the potential impact of and our ability to remediate the material weaknesses in our internal control over financial reporting; current softness in the RV industry, which has increased our costs and reduced our margins; uncertainty regarding how long the ongoing softness in the RV industry will last; our ability to execute and achieve the expected benefits of our 2019 Strategic Shift; and the possibility of future asset impairment charges for goodwill, intangible assets or other long-lived assets relating to our 2019 Strategic Shift; the availability of financing to us and our customers; fuel shortages, or high prices for fuel; the well-being, as well as the continued popularity and reputation for quality, of our manufacturers; general economic conditions in our markets and ongoing economic and financial uncertainties; our ability to attract and retain customers; competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast; our expansion into new, unfamiliar markets, businesses, or product lines or categories, as well as delays in opening or acquiring new retail locations; unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions; our failure to maintain the strength and value of our brands; our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends; fluctuations in our same store sales and whether they will be a meaningful indicator of future performance; the cyclical and seasonal nature of our business; our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital; changes in consumer preferences; our reliance on eight fulfillment and distribution centers for our retail, e-commerce and catalog businesses; risks associated with selling goods manufactured abroad; our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations; whether third party lending institutions and insurance companies will continue to provide financing for RV purchases; our ability to retain senior executives and attract and retain other qualified employees; our ability to meet our labor needs; risks associated with leasing substantial amounts of space, including our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us; our dealerships’ susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened; our failure to comply with certain environmental regulations; a failure in our e-commerce operations, security breaches and cybersecurity risks; our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties; disruptions to our information technology systems or breaches of our network security; realization of anticipated benefits and cost savings related to recent acquisitions; the impact of ongoing lawsuits against us and certain of our officers and directors, as well as any potential future class action litigation; potential litigation relating to products we sell as a result of recent acquisitions, including firearms and ammunition; and whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2018 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Results of Operations

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Good Sam Services and Plans	$42,235	$41,311	$133,895	$128,474
RV and Outdoor Retail
New vehicles	680,716	697,317	1,989,163	2,084,346
Used vehicles	247,151	197,757	672,908	580,494
Products, service and other	290,771	256,150	760,073	670,661
Finance and insurance, net	114,466	106,218	334,582	315,523
Good Sam Club	12,633	10,733	36,467	30,126
Subtotal	1,345,737	1,268,175	3,793,193	3,681,150
Total revenue	1,387,972	1,309,486	3,927,088	3,809,624

Costs applicable to revenue (exclusive of depreciation
and amortization shown separately below):
Good Sam Services and Plans	19,401	18,529	58,878	56,650
RV and Outdoor Retail
New vehicles	598,718	609,244	1,743,161	1,810,822
Used vehicles	194,947	152,562	530,474	449,361
Products, service and other	233,174	153,167	537,885	397,035
Good Sam Club	3,259	2,970	9,900	8,406
Subtotal	1,030,098	917,943	2,821,420	2,665,624
Total costs applicable to revenue	1,049,499	936,472	2,880,298	2,722,274

Gross profit:
Good Sam Services and Plans	22,834	22,782	75,017	71,824
RV and Outdoor Retail
New vehicles	81,998	88,073	246,002	273,524
Used vehicles	52,204	45,195	142,434	131,133
Products, service and other	57,597	102,983	222,188	273,626
Finance and insurance, net	114,466	106,218	334,582	315,523
Good Sam Club	9,374	7,763	26,567	21,720
Subtotal	315,639	350,232	971,773	1,015,526
Total gross profit	338,473	373,014	1,046,790	1,087,350

Operating expenses:
Selling, general, and administrative	299,564	278,330	870,995	807,738
Debt restructure expense	–	–	–	380
Depreciation and amortization	14,104	13,179	41,644	34,207
Long-lived asset impairment	50,025	–	50,025	–
Loss on disposal of assets	7,087	843	9,247	987
Total operating expenses	370,780	292,352	971,911	843,312

Income from operations	(32,307)	80,662	74,879	244,038

Other income (expense):
Floor plan interest expense	(9,005)	(7,815)	(31,884)	(28,760)
Other interest expense, net	(17,568)	(16,794)	(53,422)	(45,740)
Loss on debt restructure	–	–	–	(1,676)
Tax Receivable Agreement liability adjustment	–	–	8,477	–
Other expense, net	–	2	–	–
Total other income (expense)	(26,573)	(24,607)	(76,829)	(76,176)

(Loss) income before income taxes	(58,880)	56,055	(1,950)	167,862
Income tax expense	(6,383)	(9,900)	(37,497)	(31,027)
Net (loss) income	(65,263)	46,155	(39,447)	136,835
Less: net loss (income) attributable to
non-controlling interests	34,571	(32,032)	7,377	(96,109)
Net (loss) income attributable to
Camping World Holdings, Inc.	$(30,692)	$14,123	$(32,070)	$40,726

Earnings per share of Class A common stock:
Basic	$(0.82)	$0.38	$(0.86)	$1.10
Diluted	$(0.82)	$0.38	$(0.86)	$1.10
Weighted average shares of Class A common
stock outstanding:
Basic	37,361	37,018	37,266	36,933
Diluted	37,361	37,055	37,266	37,140

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in Thousands Except Share and Per Share Amounts)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$130,234	$138,557
Contracts in transit	88,762	53,214
Accounts receivable, net	86,788	85,711
Inventories	1,380,214	1,558,970
Prepaid expenses and other assets	37,759	51,710
Total current assets	1,723,757	1,888,162

Property and equipment, net	330,182	359,855
Operating lease assets	823,475	–
Deferred tax assets, net	126,487	145,943
Intangibles assets, net	31,386	35,284
Goodwill	386,915	359,117
Other assets	18,825	18,326
Total assets	$3,441,027	$2,806,687

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$177,336	$144,808
Accrued liabilities	156,393	124,619
Deferred revenues and gains	93,609	88,054
Current portion of finance lease liabilities	–	23
Current portion of operating lease liabilities	58,211	–
Current portion of Tax Receivable Agreement liability	6,815	9,446
Current portion of long-term debt	14,143	12,977
Notes payable – floor plan, net	693,889	885,980
Other current liabilities	52,609	39,211
Total current liabilities	1,253,005	1,305,118

Right to use liability	–	5,147
Operating lease liabilities, net of current portion	850,948	–
Tax Receivable Agreement liability, net of current portion	109,504	124,763
Revolving line of credit	46,340	38,739
Long-term debt, net of current portion	1,156,071	1,152,888
Deferred revenues and gains	60,112	67,157
Other long-term liabilities	30,652	79,958
Total liabilities	3,506,632	2,773,770

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock, par value $0.01 per share – 20,000,000 shares authorized; none issued and outstanding as of September 30, 2019 and December 31, 2018	–	–
Class A common stock, par value $0.01 per share – 250,000,000 shares authorized; 37,533,958 issued and 37,377,004 outstanding as of September 30, 2019 and 37,278,690 issued and 37,192,364 outstanding as of December 31, 2018	374	372
Class B common stock, par value $0.0001 per share – 75,000,000 shares authorized; 69,066,445 issued; and 50,706,629 outstanding as of September 30, 2019 and December 31, 2018	5	5
Class C common stock, par value $0.0001 per share – one share authorized, issued and outstanding as of September 30, 2019 and December 31, 2018	–	–
Additional paid-in capital	51,625	47,531
Retained earnings	(48,872)	(3,370)
Total stockholders' equity attributable to Camping World Holdings, Inc.	3,132	44,538
Non-controlling interests	(68,737)	(11,621)
Total stockholders' equity (deficit)	(65,605)	32,917

Total liabilities and stockholders' equity (deficit)	$3,441,027	$2,806,687

Earnings Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2019	2018	2019	2018
Numerator:
Net (loss) income	$(65,263)	$46,155	$(39,447)	$136,835
Less: net loss (income) attributable to non-controlling interests	34,571	(32,032)	7,377	(96,109)
Net (loss) income attributable to Camping World Holdings, Inc. — basic	$(30,692)	$14,123	$(32,070)	$40,726
Add: reallocation of net income attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	—	8	—	56
Net (loss) income attributable to Camping World Holdings, Inc. — diluted	$(30,692)	$14,131	$(32,070)	$40,782
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	37,361	37,018	37,266	36,933
Dilutive options to purchase Class A common stock	—	—	—	104
Dilutive restricted stock units	—	37	—	103
Weighted-average shares of Class A common stock outstanding — diluted	37,361	37,055	37,266	37,140

Earnings (loss) per share of Class A common stock — basic	$(0.82)	$0.38	$(0.86)	$1.10
Earnings (loss) per share of Class A common stock — diluted	$(0.82)	$0.38	$(0.86)	$1.10

Weighted-average anti-dilutive securities excluded from the computation of diluted earnings per share of Class A common stock:
Stock options to purchase Class A common stock	767	903	809	611
Restricted stock units	1,266	1,639	1,373	851
Common units of CWGS, LLC that are convertible into Class A common stock	51,669	51,708	51,671	51,751

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and they should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of those adjusted in this presentation. The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, long-lived asset impairment, loss on disposal of assets, equity-based compensation, Tax Receivable Agreement liability adjustment, Gander Outdoors pre-opening costs, restructuring costs related to the 2019 Strategic Shift, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measure, which are net (loss) income and net (loss) income margin, respectively:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2019	2018	2019	2018

Net (loss) income	$(65,263)	$46,155	$(39,447)	$136,835
Other interest expense, net	17,568	16,794	53,422	45,740
Depreciation and amortization	14,104	13,179	41,644	34,207
Income tax expense	6,383	9,900	37,497	31,027
EBITDA	(27,208)	86,028	93,116	247,809

Loss and expense on debt restructure (a)	—	—	—	2,056
Long-lived asset impairment (b)	50,025	—	50,025	—
Loss on disposal of assets and other expense, net (c)	7,087	841	9,247	987
Equity-based compensation (d)	2,934	4,188	9,513	10,535
Tax Receivable Agreement liability adjustment (e)	—	—	(8,477)	—
Gander Outdoors pre-opening costs (f)	—	5,765	—	40,771
Restructuring costs (g)	27,724	—	27,724	—
Adjusted EBITDA	$60,562	$96,822	$181,148	$302,158

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(as percentage of total revenue)	2019	2018	2019	2018
EBITDA margin:
Net (loss) income margin	(4.7%)	3.5%	(1.0%)	3.6%
Other interest expense, net	1.3%	1.3%	1.4%	1.2%
Depreciation and amortization	1.0%	1.0%	1.1%	0.9%
Income tax expense	0.5%	0.8%	1.0%	0.8%
Subtotal EBITDA margin	(2.0%)	6.6%	2.4%	6.5%

Loss and expense on debt restructure (a)	—	—	—	0.1%
Long-lived asset impairment (b)	3.6%	—	1.3%	—
Loss on disposal of assets and other expense, net (c)	0.5%	0.1%	0.2%	0.0%
Equity-based compensation (d)	0.2%	0.3%	0.2%	0.3%
Tax Receivable Agreement liability adjustment (e)	—	—	(0.2%)	—
Gander Outdoors pre-opening costs (f)	—	0.4%	—	1.1%
Restructuring costs (g)	2.0%	—	0.7%	—
Adjusted EBITDA margin	4.4%	7.4%	4.6%	7.9%
(a)	Represents the loss and expense incurred on debt restructure and financing expense incurred from the Third Amendment to the Credit Agreement in 2018.

(b)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment, which primarily relate to locations affected by the 2019 Strategic Shift.

(c)	Represents an adjustment to eliminate the losses and gains on disposal and sales of various assets and other expense, net.

(d)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.

(e)

Represents an adjustment to eliminate the loss on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate and the transfer of certain assets from GSS to CWI.

(f)

Represents pre-opening store costs associated with the Gander Outdoors store openings in 2018, which is comprised of 1) Gander Outdoors-specific corporate and retail overhead, 2) distribution center expenses, and 3) store-level startup expenses. Based on the nature of the acquisition through a bankruptcy auction and the large quantity of retail locations opened in 2018 in a very compressed timeframe, the Company does not deem the pre-opening store costs for the initial rollout of Gander Outdoors locations to be normal, recurring charges. The Company does not intend to adjust for pre-opening store costs other than for the initial rollout of Gander Outdoors.

(g)

Represents restructuring costs relating to our 2019 Strategic Shift. These restructuring costs include one-time employee termination benefits, contract termination costs, incremental inventory reserve charges, and other associated costs.

Adjusted Net Income Attributable to Camping World Holdings, Inc. and Adjusted Earnings Per Share

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic” as net income attributable to Camping World Holdings, Inc. adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, long-lived asset impairment, loss on disposal of assets, equity-based compensation, Tax Receivable Agreement liability adjustment, Gander Outdoors pre-opening costs, restructuring costs related to the 2019 Strategic Shift, other unusual or one-time items, the income tax expense effect of these adjustments, and the effect of net income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed exchange, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings Per Share – Basic” as Adjusted Net Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Earnings Per Share – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the exchange of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure, which is net income attributable to Camping World Holdings, Inc., in the case of the Adjusted Net Income non-GAAP financial measures, and weighted-average shares of Class A common stock outstanding – basic, in the case of the Adjusted Earnings Per Share non-GAAP financial measures:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands except per share amounts)	2019	2018	2019	2018
Numerator:
Net (loss) income attributable to Camping World Holdings, Inc.	$(30,692)	$14,123	$(32,070)	$40,726
Adjustments related to basic calculation:
Loss and expense on debt restructure (a):
Gross adjustment	—	—	—	2,056
Income tax expense for above adjustment (b)	—	—	—	(217)
Long-lived asset impairment (c):
Gross adjustment	50,025	—	50,025	—
Income tax expense for above adjustment (b)	(82)	—	(82)	—
Loss on disposal of assets and other expense, net (d):
Gross adjustment	7,087	841	9,247	987
Income tax (expense) benefit for above adjustment (b)	(467)	1	(461)	—
Equity-based compensation (e):
Gross adjustment	2,934	4,188	9,513	10,535
Income tax expense for above adjustment (b)	(246)	(345)	(815)	(894)
Tax Receivable Agreement liability adjustment (f):
Gross adjustment	—	—	(8,477)
Income tax benefit for above adjustment (b)	—	—	2,143	—
Gander Outdoors pre-opening costs (g):
Gross adjustment	—	5,765	—	40,771
Income tax benefit for above adjustment (b)	—	—	—	—
Restructuring costs (h):
Gross adjustment	27,724	—	27,724	—
Income tax benefit for above adjustment (b)	—	—	—	—
Adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments (i)	(50,937)	(6,289)	(56,014)	(31,727)
Adjusted net income (loss) attributable to Camping World Holdings, Inc. – basic	5,346	18,284	733	62,237
Adjustments related to diluted calculation:
Reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (j)	4	16	—	225
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (k)	(2)	(5)	—	(78)
Adjusted net income attributable to Camping World Holdings, Inc. – diluted	$5,348	$18,295	$733	$62,384
Denominator:
Weighted-average Class A common shares outstanding – basic	37,361	37,018	37,266	36,933
Adjustments related to diluted calculation:
Dilutive options to purchase Class A common stock (l)	—	—	—	104
Dilutive restricted stock units (l)	21	37	—	103
Adjusted weighted average Class A common shares outstanding – diluted	37,382	37,055	37,266	37,140

Adjusted earnings per share - basic	0.14	0.49	0.02	1.69
Adjusted earnings per share - diluted	0.14	0.49	0.02	1.68

Anti-dilutive amounts (m):
Numerator:
Reallocation of net income attributable to non-controlling interests from the anti-dilutive exchange of common units in CWGS, LLC (j)	$16,362	$38,305	$48,637	$127,610
Income tax on reallocation of net income attributable to non-controlling interests from the anti-dilutive exchange of common units in CWGS, LLC (k)	$(8,958)	$(12,669)	$(26,049)	$(40,114)
Assumed income tax benefit of combining C-corporations with full valuation allowances with the income of other consolidated entities after the anti-dilutive exchange of common units in CWGS, LLC (n)	$28,228	$5,623	$44,252	$14,753
Denominator:
Anti-dilutive exchange of common units in CWGS, LLC for shares of Class A common stock (l)	51,669	51,708	51,671	51,751
Anti-dilutive restricted stock units (l)	—	—	15	—

(a)	Represents the loss and expense incurred on debt restructure and financing expense incurred from the Third Amendment to the Credit Agreement in 2018.

(b)

Represents the current and deferred income tax expense effect of the above adjustments, many of which are related to entities with full valuation allowances for which no tax benefit can be currently recognized. This assumption uses an effective tax rate of 25.3% for the adjustments for 2019 and 2018, which represents the estimated tax rate that would apply had the above adjustments been included in the determination of our non-GAAP metric.

(c)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment, which primarily relate to locations affected by the 2019 Strategic Shift.

(d)	Represents an adjustment to eliminate the losses and gains on disposals and sales of various assets and other expense, net.

(e)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.

(f)

Represents an adjustment to eliminate the loss on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate and the transfer of certain assets from GSS to CWI.

(g)

Represents pre-opening store costs associated with the Gander Outdoors store openings, which is comprised of 1) Gander Outdoors-specific corporate and retail overhead, 2) distribution center expenses, and 3) store-level startup expenses. The Company incurred significant costs related to the initial rollout of Gander Outdoors locations, which was substantially complete by December 31, 2018. Based on the nature of the acquisition through a bankruptcy auction and the large quantity of retail locations opened and to be opened in a very compressed timeframe, the Company does not deem the pre-opening store costs for the initial rollout of Gander Outdoors locations to be normal, recurring charges. The Company does not intend to adjust for pre-opening store costs other than for the initial rollout of Gander Outdoors.

(h)

Represents restructuring costs relating to our 2019 Strategic Shift. These restructuring costs include one-time employee termination benefits, contract termination costs, incremental inventory reserve charges, and other associated costs.

(i)

Represents the adjustment to net income attributable to non-controlling interests resulting from the above adjustments that impact the net income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 58.0% and 58.3% for the three months ended September 30, 2019 and 2018, respectively, and 58.1% and 58.4% for the nine months ended September 30, 2019 and 2018, respectively.

(j)

Represents the reallocation of net income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.

(k)

Represents the income tax expense effect of the above adjustment for reallocation of net income attributable to non-controlling interests. This assumption uses an effective tax rate of 25.3% for the adjustments for 2019 and 2018.

(l)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.

(m)	The below amounts have not been considered in our adjusted earnings per share – diluted amounts as the effect of these items are anti-dilutive.

(n)

Represents adjustments to reflect the income tax benefit of losses of consolidated C-corporations that under the Company’s current equity structure cannot be used against the income of other consolidated subsidiaries of CWGS, LLC. Subsequent to the exchange of all common units in CWGS, LLC, the Company believes certain actions could be taken such that the C-corporations’ losses could offset income of other consolidated subsidiaries. The adjustment reflects the income tax benefit assuming effective tax rate of 25.3% during 2019 and 2018, for the losses experienced by the consolidated C-corporations for which valuation allowances have been recorded. No assumed release of valuation allowance established for previous periods are included in these amounts.

Prior to our Form 10-Q for the three months ended September 30, 2018, we had calculated adjusted earnings per share on a fully exchanged basis regardless of whether the common units in CWGS, LLC were dilutive. That calculation will no longer be presented, however, we have provided anti-dilutive amounts in the table above, when applicable.

Uses and Limitations of Non-GAAP Financial Measures

Management and our board of directors use the Non-GAAP financial measures:

  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;
  to evaluate the performance and effectiveness of our operational strategies; and
  to evaluate our capacity to fund capital expenditures and expand our business.

By providing these Non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. The Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our unaudited condensed consolidated financial statements included in this press release as indicators of financial performance. Some of the limitations are:

  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
  such measures do not reflect changes in, or cash requirements for, our working capital needs;
  some of such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  some of such measures do not reflect our tax expense or the cash requirements to pay our taxes;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, the Non-GAAP Financial Measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these Non-GAAP Financial Measures only supplementally. As noted in the tables above, certain of the Non-GAAP Financial Measures include adjustments for loss and expense on debt restructure, long-lived asset impairment, loss on disposal of assets, equity-based compensation, Tax Receivable Agreement liability, Gander Outdoors pre-opening costs, restructuring costs related to the 2019 Strategic Shift, other unusual or one-time items, and the income tax expense effect described above, as applicable. It is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation tables above help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations

Contacts

Investors:
John Rouleau
John.Rouleau@CampingWorld.com

Media Outlets:
Karen Porter
PR-CWGS@CampingWorld.com